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Duane Kimble                                   Ken Di Paola or Joel Pomerantz
Baldwin Piano & Organ Company                  The Dilenschneider Group
(513) 754-4647                                 (212) 922-0900



                BALDWIN PIANO & ORGAN CO ANNOUNCES APPOINTMENT OF
             KENNETH W. PAVIA AS CHAIRMAN OF THE BOARD OF DIRECTORS


         MASON, Ohio, April 30, 2001--The board of directors of the Baldwin Piano & Organ Co. (NASDAQ: BPAO) today announced the appointment of Kenneth W. Pavia, Sr. to the position of chairman of the company's board. Mr. Pavia is general partner of the Bolero Investment Group, a limited partnership that owns 13 percent of Baldwin's outstanding shares. Mr. Pavia succeeds Karen L. Hendricks, who recently announced her intention to resign from the company as chief executive officer and chairman.

         Mr. Pavia stated that he is looking forward enthusiastically to pro-actively working with Baldwin's newly appointed chief executive officer, Robert Jones, and his management team in restoring Baldwin Piano & Organ Co. to its leadership position in the piano business. Mr. Pavia went on to add, "Baldwin is an important part of our American culture. Through a renewed commitment to excellence in manufacturing and with the assistance of our dealer/partners, it is our plan to return the company to profitability and restore its luster and prominence as the industry leader."

         Baldwin Piano & Organ Company, the maker of America's best selling pianos, has marketed keyboard musical products for nearly 140 years.

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"Safe Harbor" statement under the Private Securities Litigation Act of 1995:
This release contains forward looking statements that are subject to risk and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.